Exhibit 3.10

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

INDEPENDENT ADVISERS GROUP CORPORATION

Independent Advisers Group Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That Section 4 of the Certificate of Incorporation (the “Certificate”) is hereby amended to read in its entirety as follows:

“4. The total number of shares of stock which the corporation shall have authority to issue is two hundred thousand (200,000) and the par value of each such share is No Dollars and One Cent ($0.01) amounting in the aggregate to Two Thousand Dollars and No Cents ($2,000.00).

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

Shares of stock of this corporation are to be issued and held by each and every stockholder of this corporation upon and subject to the following terms and conditions:

All of the issued and outstanding stock of all classes shall be represented by certificates and shall be held of record by not more than thirty persons, as defined in section 342 of the General Corporation Law; and the corporation shall make no offering of any of its stock of any class which would constitute a “public offering” within the meaning of lite United States Securities Act of 1933, as it may be amended from time to time; and the consent of the directors of the corporation shall be required to approve the issuance or transfer of any shares as being in compliance with the foregoing restrictions.

At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.”

SECOND: That the remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.

THIRD: That, in lieu of a meeting and vote of the sole stockholder, the sole stockholder of said corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Authorized Officer this 10th day of May, 2013.

/s/ Dan H. Arnold
Dan H. Arnold
Chief Financial Officer

[Signature Page to Certificate of Amendment to Charter]